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Rovi Corporation

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Rovi Corporation 2830 De La Cruz Blvd. Santa Clara, CA 95050

Rovi Corporation Sends Letter to Stockholders

Highlights Strategic Transformation Underway by Rovi’s Board Compared to Engaged Capital’s

Backward-Looking Focus and Lack of Ideas

Outlines Rovi’s Attempts to Reach Resolution with Engaged Capital

Urges Stockholders to Vote BLUE Proxy Card Today

SANTA CLARA, Calif.–(BUSINESS WIRE)–April 21, 2015 – Rovi Corporation (NASDAQ:ROVI) today announced that it has sent a letter to all Rovi stockholders in connection with its 2015 Annual Meeting of Stockholders, which will be held on May 13, 2015.

The letter highlights the series of strategic initiatives initiated by Rovi’s Board of Directors over the past three years, including reconstituting the management team, completing a full strategic review of the business and refocusing Rovi’s mission to create lasting stockholder value – a stark contrast to Engaged Capital’s backward-looking criticisms and lack of any alternative plan for the future. The Company also outlines in detail its continued willingness to work constructively with Engaged Capital, including having offered Engaged Capital the opportunity to actively participate in Rovi’s previously-announced Board augmentation process as well as Rovi’s good-faith efforts to reach a settlement, only to be repeatedly rebuffed or refused by Engaged Capital.

The letter urges stockholders to vote for Rovi’s seven highly-qualified director nominees in order for Rovi to continue executing its strategic plan, which has received broad support from the Company’s stockholders.

The text of the letter follows:

April 21, 2015

Dear Fellow Stockholder,

YOUR VOTE IS CRITICAL

PLEASE VOTE THE BLUE PROXY CARD TODAY TO SUPPORT YOUR INVESMENT IN

ROVI

Your vote at Rovi’s upcoming 2015 Annual Meeting is vitally important for your Company and the value of your investment. Rovi’s Board of Directors is fully focused on what matters most to stockholders – driving sustainable growth to create value now and in the future. By contrast, Engaged Capital seems to be solely focused on the past, making backward-looking criticisms about events and issues that Rovi’s Board has already addressed and remedied.

Engaged Capital has launched an aggressive campaign to gain disproportionate influence over Rovi’s Board without any vision or plan for the future. Instead, Engaged offers vague promises to come up with a plan. Rovi’s stockholders deserve more than a “plan to make a plan,” particularly at this important time for the Company.

Protect your investment. Don’t let Engaged Capital dismantle a strategy that is clearly working. Vote for the directors who are qualified and focused on Rovi’s future – not for a dissident with no vision who can’t get over the past.

ROVI’S STOCKHOLDER-FRIENDLY BOARD HAS OVERSEEN TREMENDOUS PROGRESS

AND PUT ROVI ON THE PATH FOR GROWTH

“We think shareholders should stay the course with Rovi’s current management…we see activist charges as dated, relating primarily to the missteps of Rovi’s prior management team, which its board saw fit to replace. We believe the current management team has spent the past three years correcting the mistakes of their predecessors, strengthened Rovi’s IP position for pending renewals, and executed on a product development strategy that capitalizes on Rovi’s market position and technology base.”

Brean Capital, LLC, April 20, 2015

Engaged Capital consistently fails to acknowledge in its communications to stockholders that Rovi is not the same company it was four years ago. Its criticisms about M&A, product strategy, returns and “stewardship” frequently relate to Rovi’s 2010 acquisition of Sonic Solutions and the product strategy of the prior management team. Engaged Capital is ignoring the fact that Rovi’s Board has been candid about those areas of underperformance and – recognizing the need for change – took decisive action to reshape the Company and usher in a new era at Rovi. It simply makes no sense to criticize a board for past events that they have already addressed.

•	New Management and Senior Leadership. Many of Engaged Capital’s criticisms are focused on strategic decisions made under previous management. These criticisms are entirely outdated, as Rovi’s executive team and senior leadership have been entirely reconstituted since the Board appointed Tom Carson as CEO in December 2011. Under the direction of the Board, Rovi has added significant subject area expertise and talent throughout the senior leadership ranks. For example, our new head of Corporate Strategy and Development (2014) has already brought significant value to Rovi through his leadership of the Fanhattan acquisition, while John Burke (2014) and Omar Javaid (2014) have overseen the Company’s strategic transition to cloud-based product solutions, and John Hoctor (2013) and Kathy Weidman (2014) are driving growth in our analytics and metadata businesses. While Engaged Capital continues to raise complaints around the 2010 acquisition of Sonic and old product disappointments led by prior management, this new team of highly qualified leaders with a track record for successful product deployments is driving our business forward.

•	Strategic Review and Refocused Mission. Engaged Capital says it wants to create a new Board committee aimed at developing a new strategic plan for the Company – but they are a few years late on this idea. Rovi’s Board of Directors formed a special strategy subcommittee of the Board in the first half of 2013. This strategy committee worked closely with new management and outside consultancy firms to thoughtfully design a new and more focused long-term strategic plan. This review included input from customers and potential customers about their needs and their perceptions of Rovi’s products and services. After completing this thorough business-by-business and product-by-product review, Rovi sold seven non-core businesses, rationalized underperforming and non-core products, and realigned the Company around Rovi’s core discovery assets and growth opportunities with the highest returns. Rovi is now fully focused on powering entertainment discovery and monetization across multiple platforms.

•	Transformed Product Strategy. Engaged Capital repeatedly criticizes the previous management team’s product strategy, disregarding the fact that Rovi’s Board and current management have overseen a dramatic portfolio transformation since the days of Sonic and TotalGuide. As a result of our broad strategic review, Rovi made significant changes to our development structure and transformed our engineering talent pool from one doing almost exclusively heavy code on embedded devices to a team with strong cloud-based and internet protocol delivery experience. We are approaching products in an entirely new way – shifting resources and culture away from the complicated and embedded code-heavy products like TotalGuide to accessible cloud-based solutions our customers have asked for that can be accepted and deployed on more flexible basis to fit particular customer needs. Under new product leadership, we are bringing products to market faster and more efficiently and seeing strong enthusiasm from Tier-1 customers across the product business.

Take it from our customers:

“Fan TV is really a paradigm shift from what’s in the market today. It provides new ways for our customers to discover the content we have…Fan TV’s user interface is pretty brilliant.” – Mike Angus, SVP and GM, Video, Time Warner Cable

“I think Rovi is making some smart investments in the field today…the fact that Rovi has bought Veveo, which I think is one of the beat platforms in this market, says a lot about their investment strategy.” – Vivek Khemka, SVP, Product Management, DISH

“Rovi has been a very important partner of ours for many years. We’ve incorporated Rovi’s TV, Movie and Celebrity metadata and images across all out platforms…” – Rick Rioboli, SVP, Comcast Metadata Products and Search Services

“Now we’re going to be using Rovi’s new metadata package called Rovi Music. It should provide us with deeper coverage of digital-only content and higher-quality images. We look forward to working with Rovi for a long time to come.” – Ian Gaeller, SVP, Business Development, Pandora

“There’s no doubt that the TV business is moving in this direction…and we feel like [Rovi’s analytics tool] is the best tool out there.” – David Campanelli, SVP, Director of National Broadcast, Horizon Media

This type and level of positive feedback highlights the success Rovi is now having in bringing innovative solutions to the market that solve pressing customer issues. With major service providers such as Dish Networks, Charter Communications and América Móvil who have license agreements for our cloud-based products, it is clear that our next-generation product strategy is working.

•	Rebuilt Cost Structure. Engaged Capital’s criticisms of Rovi’s cost structure fail to acknowledge that Rovi’s investment in next-generation products has been fueled in significant part by substantial cost-savings. Over the past three years, Rovi has generated over $100 million in cost-savings through such actions as shutting down products architected by heavy code engineers such as TotalGuide (both for CE and Set-top boxes) and Connected Platform, as well as increasing automation of our metadata operations and leveraging off shore locations for engineering support. In 2014, Adjusted EBITDA margins were 43%, well above industry and proxy peers.

•	Re-tooled M&A Strategy. A significant amount of Engaged Capital’s criticisms are focused on the 2010 acquisition of Sonic – an acquisition that closed over four years ago and was led by the previous management team. Following the Sonic acquisition, Rovi’s Board and new management applied lessons learned and dramatically re-tooled the Company’s approach to M&A around core principles of discipline, accountability and success. Today, any potential acquisition must be a strategic, technology and cultural fit, and it must satisfy certain financial return requirements. Since 2013, Rovi has invested a modest total of $118 million through four key strategic acquisitions that are driving substantial opportunities across the business. The Veveo acquisition enables Rovi to offer several best of breed point solutions to customers, and, as a result, Rovi has signed new product agreements with key service provider customers such as Charter Communications, Dish Networks and Canal Digital Kabel. Fan TV has enabled Rovi to close down its connected guide operations and replace the team with a product now being deployed at Time-Warner Cable. Integral Reach has opened up exciting opportunities for Rovi to monetize Return Path Data, and our acquisition of a strategic patent portfolio has further extended the relevance and lifespan of our IP portfolio.

•	Strong Financial Oversight. Engaged Capital claims Rovi needs a new Board committee to provide financial oversight, but Rovi has demonstrated strong financial oversight over the past three years. For example, Rovi has proactively restructured its debt and reinforced its balance sheet to support the Company’s business strategy while also overseeing over $500 million in share repurchases since 2012. Rovi has beneficially refinanced over $1.36 billion since 2013, including repurchasing $297.4 million of 2040 convertible notes in February 2014 and issuing $345 million convertible senior notes due in 2020. We also refinanced our bank debt in 2014 to extend maturities to 2019 and beyond – well past the upcoming Tier-1 licensing renewal dates – to ensure maximum financial strength during renewal negotiations.

•	Enhanced Business Structure. Engaged Capital says Rovi should review its business structure, but in fact, with the Board’s approval and oversight, current management reorganized Rovi into business groups to drive enhanced ownership, accountability and alignment across the Company. Rovi also unified our sales approach to drive more cross-selling between IP and product, and enhanced internal management reporting to drive results through improved measurement.

•	Increased Transparency to Stockholders and Accountability of Management. Engaged Capital’s calls for Rovi to enhance transparency suggest they haven’t been following recent changes made to our financial disclosures and guidance. In 2014, Rovi introduced IP licensing and product sales segment reporting, reflecting our commitment to providing greater detail, visibility and transparency with respect to our revenue. Rovi’s enhanced business structure has also increased transparency for stockholders by enabling Rovi to track and report costs in greater detail than in the past. Additionally, after a firm reset of expectations under new management in 2012, Rovi has adopted a more conservative approach to guidance, which involves more prudent assumptions on one-time catch-ups and increased visibility to our revenues at the mid-point of FY estimates. This approach has enhanced visibility for stockholders while maintaining accountability for management, whose bonuses are now tied to the high end of guidance. This past year we exceeded analyst estimates for 2014 revenue and EPS by an average of almost 5%.

Rovi has already made the changes Engaged claims to want, and the Company’s strategy is working. As a result of decisive actions driven by this Board, Rovi is growing our licensing business, accelerating product delivery to the cloud and expanding our data and analytics businesses, all while sustaining peer-leading profit margins and realizing steady annual improvement in Total Stockholder Return (TSR). It is also notable that the vast majority of these transformative efforts were taken before Engaged Capital started its campaign.

In criticizing Rovi’s overall performance, Engaged Capital also ignores the impact of Rovi’s legacy analog (ACP) products between 2010 and 2014. We have grown the core product and licensing businesses by over $100 million in this four year period to offset these ACP headwinds, representing 6% CAGR for Rovi’s core. We have achieved these results during a period of acknowledged transition and we expect to realize many of the benefits from our product investments over a longer time frame.

Engaged Capital has not said what they would do differently. Engaged has not offered any ideas for how to drive growth, either through licensing, product delivery or otherwise, nor have they stated what costs they would be able to remove from the business. All indications are that Engaged Capital would use its position on the Board to dismantle Rovi’s current strategy by drastically cutting product investment. This betrays a lack of understanding of Rovi’s underlying business dynamics and should be concerning to all Rovi stockholders – without investments in next-generation discovery and analytics products, Rovi would be left only with a small and declining business of analog products and set-top box guides, and a finite IP portfolio that would eventually lose relevance without continued innovation from the product business groups to drive new patent applications.

ROVI’S EXPERIENCED BOARD IS ACTIVELY ADDING NEW DIRECTORS WITH KEY

EXPERTISE

Rovi has built a strong and diverse Board of Directors, including appointing three new directors over the past six years. Average director tenure is 28% below the S&P average for director tenure. At the same time, Rovi’s directors are actively working to further augment the Board with key strategic expertise.

Our Board augmentation process began well before Engaged Capital made any demands regarding new directors. In March 2014, as a result of an intense period of restructuring, realignment and deep strategic review that took place well before Engaged Capital’s campaign, Rovi’s Board decided to augment the Board with key expertise in core strategic areas. The Board retained leading professional search firm Howard Fischer Associates, to identify qualified new Board candidates with high caliber experience and demonstrated success in (1) advanced data and analytics, and (2) the service provider space.

After thoroughly reviewing a broad range of highly qualified candidates, the search process yielded an exceptional candidate with the appropriate strategic expertise in the advanced data and analytics space – Steven Lucas. Mr. Lucas was appointed in March 2015 to bring highly valuable and relevant experience in analytics and technology leadership. Importantly, the search process is active and ongoing. We intend to continue to augment the Board with high-caliber, value-added candidates with strategic expertise and deep contacts in the service provider area.

The Board looked at Engaged Capital’s Board nominees to see if any could fill this requirement. In our opinion, none rose to the level of candidates the Board is currently evaluating.

WE FIRMLY BELIEVE ROVI’S BOARD OF DIRECTORS IS BETTER QUALIFIED AND

MORE LIKELY TO DRIVE SUSTAINABLE STOCKHOLDER VALUE THAN THE

DISSIDENT SLATE

Rovi’s Board has a compelling mix and depth of industry leadership across the spaces Rovi operates in – technology, media and finance – and the Board has demonstrated its willingness and ability to navigate the Company through a challenging period and create substantial stockholder value.

		Corp. leadership		Functional Expertise					Industry Experience
Name	Outside board exp.	CEO	Executive	IP and Licensing	Finance / Accounting	Strategy and M&A	Operations	Sales and Marketing	Media and Entertain.	Service Provider	Consumer Electronics	Tech. and Infrastructure	Data	Analytics

Thomas Carson (CEO)		✓	✓	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓

Andrew K. Ludwick (Chairman)	✓	✓	✓	✓	✓	✓	✓	✓		✓		✓	✓

Alan L. Earhart (Director)	✓		✓		✓				✓	✓	✓	✓	✓

N. Steven Lucas (Director)	✓		✓			✓	✓	✓			✓	✓	✓	✓

James E. Meyer (Director)	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

James P. O’Shaughnessy (Director)			✓	✓					✓	✓	✓	✓	✓

Ruthann Quindlen (Director)	✓		✓	✓	✓	✓			✓	✓	✓	✓	✓	✓

Functional expertise: Board member had job-specific roles in these areas, spent significant time involved in these areas even if it wasn’t a direct job, or received educational training Industry experience: Board member either worked directly in those industries, or spent significant time associated with the industries

Engaged Capital’s slate does not bring comparative strategic expertise, in our view. We do not believe the qualifications of their nominees rise to the level of value provided by current Rovi Board Chairman Andrew Ludwick, who has overseen the Company’s strategic transformation, current Rovi Board member Jim O’Shaughnessy, who has decades of direct, hands-on experience negotiating agreements as an IP licensing attorney and in IP dispute resolution (including litigation), or current Rovi Board member Jim Meyer, whose experience and relationships with top-level executives in the service provider and consumer electronics industries have been invaluable to Rovi.

Our opinion of Engaged Capital’s nominees has been validated by third parties who have also questioned the quality of Engaged Capital’s nominees:

“… Lockwood is a former Unwired Planet director. During … Lockwood’s stewardship of Unwired Planet, the company’s stock went from about $2 in July 2013 to 56 cents today.” The Patent Investor, April 3, 2015 (emphasis added)

“Engaged Capital’s board nominees have certainly had some business successes, but the most recent track records in the businesses closest to Rovi are far from exceptional.” Pacific Crest Securities, March 12, 2015

Indeed, the examples of value destruction by Engaged Capital’s nominees are numerous. Since a disruptive campaign led by Engaged Capital at Abercrombie caused a majority change of the Board, including the addition of one of Glenn Welling’s nominees, Abercrombie has underperformed the S&P 500 by over 50%. David Lockwood oversaw Unwired Planet (UPIP)’s stock price decline of nearly 20% during his tenure as director. Also during David Lockwood’s tenure at UPIP, the company closed a transaction that severely hindered its growth and made it nearly impossible for it to monetize its patent portfolio.

We don’t see why three new directors with little relevant experience in areas that are core to Rovi’s strategy would bring value to your Company’s Board. Rovi is a complex business facing a critical juncture. We strongly believe that the election of Engaged Capital’s slate could disrupt our current momentum and would most certainly collectively diminish the talent and experience of our Board. We believe Rovi stockholders will be better served by continuation of the process we already have underway to augment the Board with highly qualified candidates that bring value-added skills and experience to oversee Rovi’s growth.

ENGAGED CAPITAL REFUSES TO SETTLE THIS MATTER ON REASONABLE TERMS

Rovi’s Board has a strong track record of soliciting and responding to stockholder input, and has been and continues to be committed to resolving matters with Engaged Capital in a constructive manner. Rovi’s Board has considered every reasonable opportunity to reach constructive resolution with Engaged Capital, only to time and time again be rebuffed.

During the formal search process to augment the Board in 2014, the Company learned of Engaged Capital’s desire to add additional directors to Rovi’s Board and made several attempts to maintain active and constructive dialogue, including permitting Engaged Capital to review and opine on Rovi’s director search criteria and lead candidates. Despite the numerous times Rovi tried to include Engaged Capital in its process to add new members to its Board, Engaged Capital refused to participate in a constructive manner.

Rovi offered several other good-faith gestures, including extending the stockholder nomination deadline and agreeing to meet with nominees Engaged Capital suggested. As our process continued, however, Engaged Capital refused to cooperate and denied our requests to interview a nominee. Instead, Engaged Capital abandoned almost two years of what Rovi believed to be friendly and productive conversations, and announced its intent to nominate a dissident majority slate.

Perhaps realizing the overreach inherent in its request to seat a new majority of the Board with just 0.6% ownership, Engaged Capital appeared to change tactic by proceeding with three nominees – a level of influence we believe is still disproportionate to the dissident slate’s overall position in the Company. However, Engaged Capital has continued to seek control of key strategic decisions through more covert means, proposing the creation and control of a new Board committee that would possess unnecessarily broad discretion and power, despite the lack of support or any single request for such a committee from Rovi’s other investors.

Still, in order to avoid a costly proxy fight, Rovi recently made a reasonable, good-faith effort to reach a settlement with Engaged Capital. On April 8, 2015, Rovi’s Board proposed a resolution that would further augment its Board with two new directors – one of Engaged Capital’s nominees and another director to be mutually agreed upon. In addition, as part of Rovi’s offer, a director endorsed by Engaged Capital would join the Board’s existing Strategy Committee and the Company would create a Finance Committee that would be comprised of a majority of new directors and chaired by Engaged Capital’s nominee. One day later, Engaged Capital rejected Rovi’s offer.

DON’T LET A DISSIDENT SLATE WITH NO PLAN FOR THE COMPANY INTERFERE

WITH THE LONG TERM VALUE OF YOUR INVESTMENT

Rovi is executing well against a transparent and widely-supported strategy. What is Engaged Capital’s alternative strategy? They haven’t said, but it appears they would plan to redo the hard strategic work Rovi’s current Board has already completed over the last three years, and do it during a period of time crucial for execution, not second-guessing.

Over the past several years, Rovi’s Board has strategically positioned the Company to capture the attractive opportunities ahead, notably the Tier-1 licensing renewals and product opportunities in discovery, metadata and analytics. We are winning with our customers, including recently announced deals with Dish Networks and Charter Communications. With customer traction across all lines of our business, and an opportunity to capitalize upon our position as an early mover in the complex markets where we operate, we must remain laser-focused on executing our strategy.

The Board and management team do not believe now is the time for unnecessary and costly distractions, especially amidst such an important inflection point in the Company’s history. Rovi continues to be open to constructive discussions with Engaged, but it is not willing to sacrifice the substantial progress the Company has made thus far and put its future stockholder value at risk.

We believe Rovi stockholders will be better served by directors who thoughtfully architected this successful strategy than by nominees who haven’t even demonstrated a clear understanding of the business. Do not let one small stockholder with no clear vision for the Company take over your Board at this critical juncture.

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking” statements, including, without limitation, all statements related to Rovi’s ability to achieve its goal of enhancing stockholder value through the execution of its strategic plan, including all statements related to upcoming significant intellectual property license renewals, expected revenue growth, margin expansion and cash flow, new product and IP business opportunities, and the timing thereof, customer growth, expected return on the investments in core areas of the business; the statements related to Engaged Capital’s proposed reduction of product investment and its negative effect on the stockholder value; and other statements that are not historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipate,” “believe,” “could,” “expect,” “may,” “plan,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Rovi’s current expectations. Forward-looking statements involve risks and uncertainties. Rovi’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to Rovi’s ability to successfully execute on its strategic plan and customer demand for and industry acceptance of Rovi’s technologies and integrated solutions; Rovi’s ability to successfully renew its major intellectual property license agreements; and risks related to future opportunities and plans, including the uncertainty of future operating results. These and other risk factors are discussed under the heading “Risk Factors” in Rovi’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 19, 2015. Rovi expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

If you have any questions, require assistance with voting your BLUE proxy card or need additional copies of the proxy materials, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Rovi Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with Rovi’s 2015 Annual Meeting of Stockholders. Rovi has filed with the SEC and has provided to its stockholders a definitive proxy statement and a BLUE proxy card in connection with such solicitation. ROVI STOCKHOLDERS ARE

STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of Rovi’s directors and executive officers and their respective interests in Rovi by security holdings or otherwise is set forth in Rovi’s definitive proxy statement for the 2015 Annual Meeting of Stockholders, filed with the SEC on April 13, 2015, and in Rovi’s annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 19, 2015, which documents are available at the investor relations portion of Rovi’s website at http://ir.rovicorp.com/CorporateProfile.aspx?iid=4206196. To the extent holdings of such participants in Rovi’s securities have changed since the amounts described in the 2015 proxy statement, or if a particular participant’s holdings are not set forth in the 2015 proxy statement, such holdings (or changes thereto) have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the special interests of such participants, if any, in the matters to be voted on at Rovi’s 2015 Annual Meeting of Stockholders is included in the definitive proxy statement referred to above. You can obtain free copies of these referenced documents as described below.

These documents, including the definitive proxy statement (and amendments or supplements thereto) and the accompanying BLUE proxy card, and any other relevant documents and other material filed by Rovi with the SEC, are or will be available for no charge at the SEC’s website at www.sec.gov and at the investor relations portion of Rovi’s website at http://ir.rovicorp.com/CorporateProfile.aspx?iid=4206196. Copies may also be obtained free of charge by contacting Rovi Investor Relations by mail at 2830 De La Cruz Boulevard, Santa Clara, California 95050 or by telephone at (408) 562-8400.

About Rovi Corporation

Rovi is leading the way to a more personalized entertainment experience. The Company’s pioneering guides, data, and recommendations continue to drive program search and navigation on millions of devices on a global basis. With a new generation of cloud-based discovery capabilities and emerging solutions for interactive advertising and audience analytics, Rovi is enabling premier brands worldwide to increase their reach, drive consumer satisfaction and create a better entertainment experience across multiple screens. The Company holds over 5,000 issued or pending patents worldwide and is headquartered in Santa Clara, California. Discover more about Rovi at Rovicorp.com.

Contacts:

Investors

Peter Halt / Peter Ausnit

Rovi Corporation

(818) 295-6800 / (818) 565-5200

Dan Burch

MacKenzie Partners, Inc.

(212) 929-5500

Media

John Christiansen / Megan Bouchier

Sard Verbinnen & Co

(415) 618-8750

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